UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            August 17, 2009

RESOURCES CONNECTION, INC.

___________________________________________________________________________________________________________
Delaware (State or other jurisdiction	0-32113 (Commission	33-0832424 (IRS Employer
of incorporation)	File Number)	Identification No.)

17101 Armstrong Avenue, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                         (714) 430-6400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2009, Resources Connection, Inc. (the “Company” or “Resources”) announced the appointment of Anthony Cherbak as the Company’s President and Chief Operating Officer.  Mr. Cherbak has served as the Company’s Executive Vice President of Operations since 2005 and  as Executive Vice President and President of International Operations since 2008.  Prior to joining Resources, Mr. Cherbak was a partner with Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career.  While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as Partner in Charge of the audit practice in Orange County.

The Company also announced the resignation of Karen M. Ferguson from her position as Executive Vice President and Chief Strategy Officer effective August 21, 2009.  She has also resigned as a member of the Company’s Board of Directors, effective August 17, 2009.    In connection with Ms. Ferguson’s resignation on August 21, 2009 (the “Separation Date”), the Company and Ms. Ferguson entered into a Severance and General Release Agreement (the “Severance Agreement”).  The Severance Agreement is attached as Exhibit 10.1 and the terms thereof are incorporated by reference herein.

Under the terms of the Severance Agreement, the Company has agreed to pay Ms. Ferguson, a lump sum payment of $1,155,000 (less applicable tax withholdings) on March 1, 2010.  Ms Ferguson will continue to receive her regularly scheduled salary, and car allowance, through December 31, 2009.  No bonus will be payable to Ms. Ferguson for any period after the Separation Date.

All of Ms. Ferguson’s outstanding unvested stock options, which she was awarded during her employment, will automatically vest as of the Separation Date and will remain exercisable for the duration of the term of such awards (generally 10 years following the date of the award), after which time they will expire and be canceled.  The Company expects to record a non-cash charge of approximately $632,000 resulting from the vesting of Ms. Ferguson’s outstanding stock options.

Ms. Ferguson and her dependents will also be allowed continued participation in the Company’s group health insurance plans at the Company’s expense for a period of two (2) years following the Separation Date, subject to earlier termination upon her eligibility to participate in substantially comparable group health plans of a subsequent employer or other entity.

Ms. Ferguson will be subject to various restrictive covenants for a period of twenty-four (24) months after the Separation Date, including covenants contained in the Employment Agreement between Ms. Ferguson and the Company, dated July 17, 2008.

In accordance with applicable law, Ms. Ferguson may revoke the Severance Agreement at any time during the seven days following the execution of the Severance Agreement, in which case she will not be entitled to the payments provided in the Severance Agreement.

Effective August 17, 2009, the Company’s Board of Directors elected Mr. Cherbak as a management member of the Board of Directors to fill Ms. Ferguson’s Board term expiring in 2010 and reduced the size of the Board of Directors to nine (9) members.

Item 7.01 Regulation FD Disclosure

The full text of the Company’s press release, issued on August 18, 2009,  announcing  Mr. Cherbak’s assumption of the role as President and Chief Operating Officer, as well as his appointment to the Board of Directors, Ms. Ferguson’s resignation and the reduction in the size of the Board of Directors is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance and General Release Agreement, dated August 17, 2009, between Karen M. Ferguson and Resources Connection, Inc.

99.1	Press release, dated August 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: August 18, 2009
By: /s/ Kate W. Duchene

Kate W. Duchene
Chief Legal Officer & Secretary